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                                                                     EXHIBIT 3.1


                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                        WORLD CABLE COMMUNICATIONS, INC.


                        (Pursuant to Section 807 of the
                       New York Business Corporation Law)


IT IS HEREBY CERTIFIED THAT:


FIRST:           The name of the Corporation is:

                 WORLD CABLE COMMUNICATIONS, INC. (hereinafter the "Corporation). The name under which the Corporation was formed is Servus Management Corporation of New York.

SECOND: The original Certificate of Incorporation was filed by the Department of State on August 27, 1982.

THIRD: The following amended and restated Certificate of Incorporation amends the following Articles of the Corporation's original Certificate of Incorporation as modified by the first amended Certificate dated January 10, 1985, which Certificate was filed with the Secretary of State of New York on January 25, 1985, the restated Certificate dated April 16, 1991, and the amended Certificate dated June 21, 1991: Article IV relating to the authorized shares of the Corporation, Article VI relating to preemptive rights of shareholders, Article VIII relating to the number of directors, and Article X, Section 2(C) relating to the scope of indemnification. The amended and restated Certificate of Incorporation adds Article VIII relating to actions requiring supermajority vote. The amended and restated Certificate of Incorporation eliminates Article VII relating to shareholders' actions.
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FOURTH:          The restatement of the Certificate of Incorporation herein provided for was authorized by the unanimous written consent of the Board of Directors of the Corporation and the holders of all outstanding shares entitled to vote, all in accordance with Sections 803 and 804 of the New York Business Corporation Law.

FIFTH: The Corporation is authorized to issue 32,000 shares of capital stock, 20,000 of which are Class A Common Shares, 10,000 of which are Class B Common Shares and 2,000 of which are Series A Preferred Shares. There are currently 12,474 Class A Common Shares, 1,000 Class B Common Shares, and 1,151 Series A Preferred Shares issued and outstanding. Upon this amendment becoming effective, the 20,000 authorized Class A Common Shares shall be reduced to 13,810 authorized Class A Common Shares. Following the reduction of the number of authorized Class A Common Shares, each issued and outstanding Class A Common Share shall be changed to one (1) validly issued, fully paid and nonassessable share of common stock with par value of $0.01 per share ("Common Stock") and each authorized but unissued Class A Common Share shall be changed to one (1) authorized but unissued share of Common Stock. The rate of exchange for issued and outstanding Class A Common Shares is one (1) issued and outstanding Class A Common Share for one (1) issued and outstanding share of Common Stock and the rate of exchange for authorized but unissued Class A Common Shares is one (1) authorized but unissued Class A Common Share for one (1) authorized but unissued share of Common Stock. Upon this amendment becoming effective, each issued and outstanding Class B Common Share shall be changed to one (1) validly issued, fully paid and nonassessable share of Common Stock and each authorized but unissued Class B Common Share shall be changed to one (1) authorized but unissued share of Common Stock. The rate of exchange for issued and outstanding Class B Common Shares is one (1) issued and outstanding Class B Common Share for one (1) issued and outstanding share of Common Stock and the rate of exchange for authorized but unissued Class B Common Shares is one (1) authorized but unissued Class B Common Share for one (1) authorized but unissued share of Common Stock. Also





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                 upon this amendment becoming effective, the 2,000 authorized
                 Series A Preferred Shares shall be reduced to 1,151 Series A Preferred Shares. Following the reduction, each Series A Preferred Share shall be changed to one (1) validly issued, fully paid and nonassessable share of Series D Preferred Stock with par value of $0.01 per share. The rate of exchange for issued and outstanding Series A Preferred Shares is one (1) issued and outstanding Series A Preferred Share for one (1) issued and outstanding share of Series D Preferred Stock with par value of $0.01 per share.

                 The Corporation is decreasing the number of authorized shares of Common Stock to 23,810, increasing the number of authorized shares of preferred stock to 9,651 and authorizing the issuance of 4,000 shares of Series A Preferred Stock with different rights and preferences than the Corporation's current Series A Preferred Shares, 2,500 shares of Series B Preferred Stock, 2,000 shares of Series C Preferred Stock and 1,151 shares of Series D Preferred Stock.

SIXTH: To accomplish the amendments described above, (i) Articles IV, VI, and Article X, Section 2(C), are hereby amended to read as set forth in the same numbered Articles of the Certificate of Incorporation of the Corporation as hereafter restated; (ii)
                 Article VII has been deleted; (iii) the previous Article VIII has been removed and placed, as amended, as Article VII; and
                 (iv) Article VIII is added as set forth in the Certificate of Incorporation of the Corporation as herewith restated.

SEVENTH: The text of the Certificate of Incorporation of the Corporation is hereby restated as further amended or changed herein to read as follows:


                                   ARTICLE I

                              NAME OF CORPORATION

         The name of the Corporation is World Cable Communications, Inc.





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                                   ARTICLE II

                                    PURPOSE

         To engage in any lawful act or activity for which Corporations may be organized under the Business Corporation Law, provided that the Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.


                                  ARTICLE III

                                CORPORATE OFFICE

         The office of the Corporation is to be located in the County of Albany, State of New York.


                                   ARTICLE IV

                               AUTHORIZED SHARES

         Section 1. Authorized. The aggregate number of shares which the Corporation is authorized to issue is thirty three thousand four hundred and sixty-one (33,461), of which twenty three thousand eight hundred and ten (23,810) shares are authorized for common stock, par value one cent (U.S. $0.01) per share ("Common Stock"), four thousand (4,000) shares are authorized for Series A Preferred Stock, par value of one dollar (U.S. $1.00) per share, two thousand five hundred (2,500) shares are authorized for Series B Preferred Stock, par value of one cent (U.S. $0.01) per share, two thousand (2,000) shares are authorized for Series C Preferred Stock, par value of one cent (U.S. $0.01) per share, and one thousand one hundred and fifty-one (1,151) shares are authorized for Series D Preferred Stock, par value of one cent (U.S. $0.01) per share. The Common Stock and the four series of preferred stock shall have the voting rights, designations, preferences, qualifications, privileges, limitations, options and other rights as follows:





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         Section 2.       Common Stock.

         A. Voting Rights. The holders of Common Stock shall be entitled to one (1) vote per share on all matters submitted to the shareholders of the Corporation.

         B. Dividend Provisions. The holders of shares of Common Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors.

         Section 3.       Series A Preferred Stock.

         A. Voting Rights. The holders of Series A Preferred Stock shall not be entitled to vote on any matters submitted to the shareholders of the Corporation, except as otherwise required by applicable law.

         B. Dividend Provisions. The holders of shares of Series A Preferred Stock shall not be entitled to receive dividends.

         C.      Redemption.

                 (1) Mandatory Redemption. On March 31, 2003, the Corporation shall be required to redeem the Series A Preferred Stock (the "Series A Redemption Date").

                 (2) Optional Redemption. At the option of the Corporation, the Series A Preferred Stock may be redeemed at any time, in whole or in part. The Corporation may exercise said option by providing notice of redemption in accordance with Article IV,
                 Section 3(C)(4).

                 (3) Redemption Price. The redemption price per share of Series A Preferred Stock to be paid upon a redemption under this Section 3(C) shall be ten thousand dollars (U.S. $10,000) (the "Series A Redemption Price"). The Series A Redemption Price shall be adjusted proportionately in the event the Series A Preferred Stock is adjusted into a lesser number of shares or subdivided into a greater number of shares.





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                 (4)      Redemption Notice.  Notice of any redemption pursuant
                 to this Section 3(C) shall be given by the Corporation by mailing notice (the "Series A Redemption Notice"), via registered or certified mail, postage prepaid, or by hand delivery to the holders of record of the Series A Preferred Stock (as of the close of business on the business day next preceding the day on which the Series A Redemption Notice is given) at their respective addresses as the same shall appear on the stock books of the Corporation, not less than 30 days nor more than 60 days prior to the date of such redemption and the Series A Redemption Notice shall state the time and place fixed for such redemption.

                 (5) Surrender of Certificates. Upon surrender of a certificate or certificates representing shares to be redeemed pursuant to this Section 3(C), the Corporation shall remit an amount equal to the product of (i) the Series A Redemption Price, times (ii) the number of shares of Series A Preferred Stock to be redeemed. If fewer than all of the shares represented by any such certificate or certificates presented for redemption are to be redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder. If so required by the Corporation, any certificate for Series A Preferred Stock surrendered for redemption shall be accompanied by instruments of transfer, duly executed by the holder of such Series A Preferred Stock or his duly authorized representative.

                 (6) Rights After the Series A Redemption Date. From and after the close of business on the Series A Redemption Date, unless there shall have been a default in the payment of the redemption price, all rights of holders of shares of Series A Preferred Stock redeemed pursuant to Section 3(C) shall cease with respect to such shares, and thereafter such shares shall not be deemed to be outstanding for any purposes whatsoever.

                 (7) Cancellation of Redeemed Shares. Any shares of Series A Preferred Stock that shall at any time have been redeemed or repurchased by the Corporation shall, after such redemption or repurchase, be cancelled by the Corporation and shall not be available for reissuance.





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 Section 4.      Series B Preferred Stock.

         A. Voting Rights. Except as otherwise required by law, the shares of Series B Preferred Stock shall be entitled to vote on an equal basis together with the shares of Common Stock and not as a separate class or series or sub-series at any annual or special meeting of the stockholders of the Corporation, or may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series B Preferred Stock shall be entitled to such number of votes for the Series B Preferred Stock held by such holder on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the number of shares (rounded to the nearest whole share) of Common Stock into which all shares of Series B Preferred Stock held by such holder are convertible on such date.

         B. Dividend Provisions. The holders of shares of Series B Preferred Stock shall not be entitled to receive dividends.

         C.      Redemption.

                 (1) Mandatory Redemption. On March 31, 2003, the Corporation shall be required to redeem the Series B Preferred Stock (the "Series B Redemption Date"). Prior to the mandatory redemption of the Series B Preferred Stock, subject to the provisions of Section 4(D)(2), the holders of any shares thereof shall have the option to convert their shares into Common Stock. Prior to the mandatory redemption of the Series B Preferred Stock, if no IPO Closing has occurred by such date, all of the Series A Preferred Stock shall have been exchanged, repurchased or redeemed in full or otherwise cancelled.

                 (2) Optional Redemption. At the option of the Corporation, the Series B Preferred Stock may be redeemed at any time, in whole or in part. Prior to the date set for redemption of the Series B Preferred Stock pursuant to this Section 4(C)(2), the holders of any shares thereof shall have the option to convert their shares into Common Stock in accordance with Section 4(D). The Corporation shall exercise said option by providing notice of redemption in accordance with Article IV, Section 4(C)(4).





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                 (3)  Redemption Price.  The redemption price per share of
                 Series B Preferred Stock to be paid upon a redemption under this Section 4(C) shall be equal to ten thousand dollars (U.S. $10,000) (the "Series B Redemption Price"). The Series B Redemption Price shall be adjusted proportionately in the event the Series B Preferred Stock is adjusted into a lesser number of shares or subdivided into a greater number of shares.

                 (4) Redemption Notice. Notice of any redemption pursuant to this Section 4(C), shall be given by the Corporation by mailing notice (the "Series B Redemption Notice"), via registered or certified mail, postage prepaid, or by hand delivery to the holders of record of the Series B Preferred Stock (as the close of business on the business day next preceding the day on which the Series B Redemption Notice is given) at their respective addresses as the same shall appear on the stock books of the Corporation, not less than 30 days nor more than 60 days prior to the date of such redemption and the Series B Redemption Notice shall state the time and place fixed for such redemption.

                 (5) Surrender of Certificates. Upon surrender of a certificate or certificates representing shares to be redeemed pursuant to this Section 4(C), the Corporation shall remit an amount equal to the product of, (i) the Series B Redemption Price, times (ii) the number of shares of the Series B Preferred Stock to be redeemed. If fewer than all of the shares represented by any such certificate or certificates presented for redemption are to be redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder. If so required by the Corporation, any certificate for Series B Preferred Stock surrendered for redemption shall be accompanied by instruments of transfer, duly executed by the holder of such Series B Preferred Stock or his duly authorized representative.

                 (6) Rights After the Series B Redemption Date. From and after the close of business on the Series B Redemption Date, unless there shall have been a default in the payment of the redemption price, all rights of holders of shares of Series B Preferred Stock redeemed pursuant to Section 4(C) shall cease with respect to such





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                 shares, and thereafter such shares shall not be deemed to be outstanding for any purposes whatsoever.

                 (7) Cancellation of Redeemed Shares. Any shares of Series B preferred Stock that shall at any time have been redeemed or repurchased by the Corporation shall, after such redemption or repurchase, be cancelled by the Corporation and shall not be available for reissuance.

         D.      Conversion Rights.

                 (1) Conversion Ratio. Subject to and in compliance with the provisions of this Section 4(D), each holder of outstanding shares of Series B Preferred Stock shall have the right at any time, or from time to time, prior to March 31, 2003, at such holder's option, without charge by the Corporation to such holder, to convert such shares of Series B Preferred Stock into that number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) equal to the then applicable Conversion Ratio (as defined below) multiplied by the number of shares of Series B Preferred Stock to be converted pursuant to this Section 4(D). The Conversion Ratio per share of Series B Preferred Stock shall be 1.9448 shares of Common Stock for each share of Series B Preferred Stock, subject to adjustment from time to time as provided in Sections 4(D)(4) and 4(D)(5).

                 (2) Automatic Conversion. Notwithstanding any other provision of this Section 4(D), each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the then applicable Conversation Ratio for such shares of Series B Preferred Stock (i) simultaneously with the closing (the "IPO Closing") of an underwritten public offering of shares to be listed on the New York Stock Exchange or the American Stock Exchange, or to be quoted on the National Association of Securities Dealers Automated Quotation System or the National Market System of the National Association of Securities Dealers pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale to the public





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                 of at least twenty percent (20%) of the Common Stock of the
                 Corporation outstanding immediately after the IPO Closing or
                 (ii) immediately prior to the closing of a merger or consolidation of the Corporation with or into another corporation or entity which is not an affiliate of the Corporation. For purposes of this Section 4(D)(2), "affiliate of the Corporation" shall mean any person or entity that controls, is controlled by or is under common control with the Corporation.

                 (3) De Minimis Conversion. At no time shall any holder of outstanding shares of Series B Preferred Stock convert less than twenty-five percent (25%) of the total number of authorized shares of Series B Preferred Stock into shares of Common Stock pursuant to this Section 4(D), provided, however, if at any time a holder of Series B Preferred Stock holds less than twenty-five percent (25%) of the total number of authorized shares of Series B Preferred Stock, such holder shall have the right to convert all such holder's shares of Series B Preferred Stock into Common Stock.

                 (4) Anti-Dilution. If at any time, or from time to time, the Corporation shall declare and pay on or in respect of, Common Stock any dividend payable in Common Stock or subdivide the outstanding number of shares of Common Stock into a greater number of shares, or contract the number of outstanding shares of Series B Preferred Stock by combining such shares into a smaller number of shares of Series B Preferred Stock, the Conversion Ratio in effect at the time of the taking of a record for such dividend or the taking of such other action shall be proportionately increased as of such time;

                 (5)      Anti-Dilution.    If at any time, or from time to
                 time, the Corporation shall reduce the number of outstanding shares of Common Stock by combining such shares into a smaller number of shares, or subdivide the outstanding shares of Series B Preferred Stock into a greater number of shares of Series B Preferred Stock, the Conversion Ratio in effect at the time of the taking of any such action shall be proportionately decreased as of such time;





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                 (6)      Merger, Consolidation or Reclassification.  If the
                 Corporation shall consolidate with or merge into any corporation (other than a merger or consolidation referred to in clause (ii) of Section 4(D)(2) or reclassify its outstanding Common Stock, each share of Series B Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property of the Corporation, or of the entity resulting from such consolidation or merger, to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series B Preferred Stock would have been entitled upon such consolidation or merger or reclassification, had the holder of such share of Series B Preferred Stock exercised his right of conversion and had such shares been issued and outstanding and had such holder been the holder of record of such shares of Common Stock at the time of such consolidation, merger or reclassification; and the Corporation shall make lawful provision therefor as part of such consolidation, merger or reclassification;

                 (7) Conversion Notice. In order to exercise his conversion privilege, the holder of any Series B Preferred Stock to be converted into Common Stock shall present and surrender the certificate representing such Series B Preferred Stock during usual business hours at any office or agency of the Corporation and shall deliver a written notice of the election of such holder to convert the shares represented by such certificate or any portion thereof specified in such notice, and shall fix a date for conversion which is not less than five nor more than ten days ("conversion date") from the date of the notice. Such notice shall also specify the name or names (with addresses) in which the certificate or certificates representing the Common Stock which shall be issuable on such conversion shall be issued. If so required by the Corporation, any certificate for Series B Preferred Stock surrendered for conversion into Common Stock shall be accompanied by instruments of transfer, duly executed by the holder of such Series B Preferred Stock or his duly authorized representative. Each conversion of Series B Preferred Stock into Common Stock shall be deemed to have been effected on the conversion date provided for in such notice, provided that the certificates representing the Series B Preferred Stock, and any





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                 required instruments of transfer, shall have been received by the Corporation as aforesaid, and thereafter the person or persons in whose name or names any certificate or certificates representing Common Stock which shall be issuable on such conversion shall be deemed to have become, immediately prior to the close of business on the conversion date, the holder or holders of record of the Common Stock represented thereby;

                 (8) Lapse of Rights on Redemption. In case any of the Series B Preferred Stock shall have been redeemed by the Corporation, such rights of conversion shall cease and terminate with respect to such shares so redeemed unless default shall have been made in the payment of the redemption price on the date fixed for the redemption of such shares;

                 (9) Corporation's Obligation. As promptly as practicable after the presentation and surrender for conversion into Common Stock, as herein provided, of any certificate representing any Series B Preferred Stock, after the conversion date, the Corporation shall issue and deliver to or upon the written order of the holder thereof, certificates representing the number of shares of Common Stock issuable upon such conversion. In case any certificates representing Series B Preferred Stock shall be surrendered for conversion of only a part of the shares represented thereby into Common Stock, the Corporation shall also deliver to or upon the written order of the holder thereof, a certificate or certificates representing the number of shares of Series B Preferred Stock represented by such surrendered certificate which are not being converted. The issuance of certificates representing Common Stock issuable upon conversion of Series B Preferred Shares shall be made without charge by the Corporation to the converting holder including, without limitation, charges for any tax imposed on the Corporation with respect to the issuance thereof. The Corporation shall not, however, be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the holder of the shares being converted, and the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issue thereof shall have paid to the





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                 Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid;

                 (10) Rights of Converted Shares. All Series B Preferred Stock which shall have been surrendered for conversion into Common Stock as herein provided upon the conversion date shall no longer be deemed to be outstanding, and all rights of the holders of such surrendered shares including the rights, if any, to receive dividends, proceeds from redemption or liquidation and notices and to vote, shall thereupon cease and terminate, except only the right of the holders thereof to receive Common Stock in exchange therefor;

                 (11) Conversion Adjustment. If applicable, whenever the Conversion Ratio is adjusted, as herein provided or as provided in the appropriate amendment to this Certificate of Incorporation, the Corporation shall promptly file with the transfer agent, if any, for the Common Stock of the Corporation a statement signed by the President or a Vice President or the Secretary or the Treasurer setting forth the adjusted Conversion Ratio determined as so provided. Such statement shall set forth in reasonable detail such facts as may be necessary to show the reason for and the manner of computing such adjustment; and

                 (12) No Reissuance. Upon conversion of any shares of Series B Preferred Stock into Common Stock, such shares of Series B Preferred Stock so converted shall be cancelled and shall not be reissued.

                 (13) No Fractional Shares. No fractional shares or securities representing fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. Any fractional interest in a share of Common Stock resulting from conversion of Series B Preferred Stock shall be paid in cash (computed to the nearest cent). Consideration paid for each fractional share shall be an amount equal to (i) the amount resulting from dividing (x) the fraction for such fractional share by (y) the Conversion Ratio, multiplied by
                 (ii) the Series B Redemption Price.





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         Section 5.       Series C Preferred Stock.

         A. Voting Rights. The holders of Series C Preferred Stock shall not be entitled to vote on any matters submitted to the shareholders of the Corporation, except as otherwise required by applicable law.

         B. Dividend Provisions. The holders of shares of Series C Preferred Stock shall not be entitled to receive dividends.

         C.      Mandatory Redemption.

                 (1) Mandatory Redemption. On March 31, 2003, the Corporation shall be required to redeem the Series C Preferred Stock (the "Series C Redemption Date"). Prior to the mandatory redemption of the Series C Preferred Stock, if no IPO Closing has occurred by such date, all of the Series A Preferred Stock and all of the Series B Preferred Stock shall have been converted, exchanged, repurchased or redeemed in full or otherwise cancelled.

                 (2) Optional Redemption. At the option of the Corporation, the Series C Preferred Stock may be redeemed at any time, in whole or in part, provided that before any shares of Series C Preferred Stock may be redeemed, the Series A Preferred Stock and the Series B Preferred Stock shall have been converted, exchanged, repurchased or redeemed in full or otherwise cancelled. The Corporation shall exercise said option by providing notice of redemption in accordance with Section 5(C)(4).

                 (3) Redemption Price. The redemption price per share of Series C Preferred Stock to be paid upon a redemption under this Section 5(C) shall be equal to ten thousand dollars (U.S. $10,000) (the "Series C Redemption Price"). The Series C Redemption Price shall be adjusted proportionately in the event the Series C Preferred Stock is adjusted into a lesser number of shares or subdivided into a greater number of shares.

                 (4) Redemption Notice. Notice of any redemption pursuant to this Section 5(C) shall be given by the Corporation by mailing





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
                 notice (the "Series C Redemption Notice"), via registered or certified mail, postage prepaid, or by hand delivery to the holders of record of the Series C Preferred Stock (as of the close of business on the business day next preceding the day on which the Series C Redemption Notice is given) at their respective addresses as the same shall appear on the stock books of the Corporation, not less than 30 days nor more than 60 days prior to the date of such redemption and the Series C Redemption Notice shall state the time and place fixed for such redemption.

                 (5) Surrender of Certificates. Upon surrender of certificate or certificates representing shares to be redeemed pursuant to this Section 5(C), the Corporation shall remit an amount equal to the product of, (i) the Series C Redemption Price, times
                 (ii) the number of shares of the Series C Preferred Stock to be redeemed. If fewer than all of the shares represented by any such certificate or certificates presented for redemption are to be redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder. If so required by the Corporation, any certificate for Series C Preferred Stock surrendered for redemption shall be accompanied by instruments of transfer, duly executed by the holder of such Series C Preferred Stock or his duly authorized representative.

                 (6) Rights After the Series C Redemption Date. From and after the close of business on the Series C Redemption Date, unless there shall have been a default in the payment of the redemption price, all rights of holders of shares of Series C Preferred Stock redeemed pursuant to Section 5(C) shall cease with respect to such shares, and thereafter such shares shall not be deemed to be outstanding for any purposes whatsoever.

                 (7) Cancellation of Redeemed Shares. Any shares of Series C Preferred Stock that shall at any time have been redeemed or repurchased by the Corporation shall, after such redemption or repurchase, be cancelled by the Corporation and shall not be available for reissuance.

         Section 6.       Series D Preferred Stock.

         A. Voting Rights. The holders of Series D Preferred Stock shall not be entitled to vote on any matters submitted to the shareholders of the Corporation, except as otherwise required by applicable law.

         B. Dividend Provisions. The holders of shares of Series D Preferred Stock shall not be entitled to receive dividends.

         C.      Mandatory Redemption.

                 (1) Mandatory Redemption. The Corporation shall redeem the Series D Preferred Stock on a date designated by the Corporation in the Series D Redemption Notice (as hereinafter defined) which date (the "Series D Redemption Date") shall be not later than June 30, 1996.

                 (2) Redemption Price. The redemption price per share of Series D Preferred Stock to be paid upon a redemption under this Section 6(C) shall be equal to seven thousand three hundred eighty-four dollars and eighty-eight cents (U.S. $7,384.88) (the "Series D Redemption Price"). The Series D Redemption Price shall be adjusted proportionately in the event the Series D Preferred Stock is adjusted into a larger number of shares or subdivided into a greater number of shares.

                 (3) Mandatory Redemption Notice. Notice of any redemption pursuant to this Section 6(C), shall be given by the Corporation by mailing notice (the "Series D Redemption Notice"), via registered or certified mail, postage prepaid, or by hand delivery to the holders of record of the Series D Preferred Stock (as of the close of business on the business day next preceding the day on which the Series D Redemption Notice is given) at their respective addresses as the same shall appear on the stock books of the Corporation at least one (1) day prior to the date of such mandatory redemption.

                 (4) Surrender of Certificates. Upon surrender of a certificate or certificates representing shares to be redeemed pursuant to this Section 6(C), the Corporation shall remit an amount equal to the product of, (i) the Series D Redemption Price, times (ii) the number of shares of the Series D Preferred Stock to be redeemed. If so required by the Corporation, any certificate for Series D Preferred Stock surrendered for redemption shall be accompanied by instruments of transfer, duly executed by the holder of such Series D Preferred Stock or his duly authorized representative.

                 (5) Rights After the Series D Redemption Date. From and after the close of business on the Series D Redemption Date, unless there shall have been a default in the payment of the redemption price, all rights of holders of shares of Series D Preferred Stock redeemed pursuant to this Section 6(C) shall cease with respect to such shares, and thereafter such shares shall not be deemed to be outstanding for any purposes whatsoever.

                 (6) Cancellation of Redeemed Shares. Any shares of Series D preferred Stock that shall at any time have been redeemed or repurchased by the Corporation shall, after such redemption or repurchase, be cancelled by the Corporation and shall not be available for reissuance.

         Section 7.       Liquidation Preferences of Preferred Stock.

         A. Subject to Section 7(B), upon the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provisions for the payment of the debts and other liabilities of the Corporation, the assets then available for distribution to the shareholders shall be distributed as follows:

                 (1) First to the holders of the Series A Preferred Stock, to the extent available, in an amount equal to $10,000.00 per share (the "Series A Liquidation Preference"), but if the funds available therefor are insufficient, then to the holders of Series A Preferred Stock on a pro rata basis in accordance with the number of shares held by each holder.

                 (2) Second to the holders of the Series B Preferred Stock, to the extent available, in an amount equal to $10,000.00 per share (the "Series B Liquidation Preference"), but if the funds available therefor are insufficient, then to the holders of Series B Preferred

                 Stock on a pro-rata basis in accordance with the number of shares held by each holder.

                 (3) Third to the holders of the Series C Preferred Stock, to the extent available, in an amount equal to $10,000.00 per share (the "Series C Liquidation Preference"), but if the funds available therefor are insufficient, then to the holders of Series C Preferred Stock on a pro-rata basis in accordance with the number of shares held by each holder.

                 (4) Fourth to the holders of the Series D Preferred Stock, to the extent available, in an amount equal to $7,384.88 per share (the "Series D Liquidation Preference"), but if the funds available therefor are insufficient, then to the holders of Series D Preferred Stock on a pro-rata basis in accordance with the number of shares held by each holder.

                 (5)  After distribution in accordance with clauses (1), (2),
                 (3) and (4) above, all remaining assets available for distribution to the shareholders shall be distributed to the holders of shares of the outstanding Common Stock on a pro rata basis in accordance with the number of shares held by each holder.

         B. Upon the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation that occurs after the IPO Closing, after payment or provisions for the payment of the debts and other liabilities of the Corporation, the assets then available for distribution to the shareholders shall be distributed as follows: first, an amount equal to the aggregate Series A Liquidation Preference, Series B Liquidation Preference and Series C Liquidation Preference for all outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively, shall be distributed pro rata among all holders of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock based on the number of shares held by each holder; second, an amount equal to the aggregate Series D Liquidation Preference for all outstanding shares of Series D Preferred Stock shall be distributed to the holders of the Series D Preferred Stock pro rata based on the number of shares held by each holder; and third, all remaining assets available for distribution to the shareholders shall be distributed to the holders of the outstanding Common Stock on a pro rata basis in accordance with the number of shares held by each holder.

         C. Notwithstanding the foregoing, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Liquidation Preference or the Series D Liquidation Preference, as the case may be, shall be adjusted proportionately in the event that the number of shares of such series of preferred stock is adjusted into a lesser number of shares or adjusted into a greater number of shares.

                                   ARTICLE V

                          AGENT FOR SERVICE OF PROCESS

         The Secretary of State is designated as agent of the Corporation upon whom process against it may be served. The post office address which the Secretary of State shall mail a copy of any process against the Corporation served upon him is:

                                  Cheryl Chase Freedman, Esq.
                                  c/o Chase Enterprises
                                  One Commercial Plaza, 24th Floor
                                  Hartford, Connecticut  06103


                                   ARTICLE VI

                               PREEMPTIVE RIGHTS

         No shareholder of the Corporation shall have preemptive rights to acquire shares of the Corporation, and such rights are specifically denied by this Article VI.


                                  ARTICLE VII

                                   DIRECTORS

         The Board of Directors of the Corporation shall consist of five (5) directors, unless a different number shall be established by amendment to this Certificate of Incorporation.


                                  ARTICLE VIII

                      ACTIONS REQUIRING SUPERMAJORITY VOTE

         The following actions shall require (i) the affirmative vote of at least four directors, followed by the affirmative vote of the percentage of issued and outstanding capital stock entitled to vote thereon at a meeting of the shareholders as required under the New York Business Corporation Law ("NYBCL"), if such action shall be required to be submitted to the shareholders under the NYBCL, or (ii) if any such action is not approved by at least four directors, then any such action shall require the affirmative vote of at least sixty-one one-hundredths of the total number of shares of capital stock issued and outstanding and entitled to vote thereon, provided however that if board approval of such action is required under the NYBCL, the action shall also require the approval of the Board of Directors at a special meeting of the Board of Directors for which (and for no purposes other than the approval of actions taken pursuant to this subsection (ii)) two-fifths of the total number of directors shall constitute a quorum.

         A. any action to effect a fundamental change in the business of the Corporation or any wholly owned or partially owned, direct or indirect subsidiary (whether in the form of a corporation, partnership or otherwise) of the Corporation that the Corporation controls through voting rights, contractual arrangements or otherwise (hereinafter a "Subsidiary"). For the purposes of this Section, the term "business" shall mean cable television, programming, telecommunications and telephony in the geographic territories which as of March 1, 1996 were within the boundaries of Poland, the Czech Republic, Russia, Ukraine, Slovakia, Hungary, Romania, Bulgaria, Albania, Latvia, Lithuania, Estonia, Slovenia, Yugoslavia, Bosnia-Hercegovina, Croatia, and Macedonia.

         B. The adoption of, and approval of any modification of, the annual budget of the Corporation (the "Budget") for each fiscal year, which

         Budget shall at a minimum include (i) an income statement that will show in reasonable detail the revenues and expenses projected for the fiscal year, (ii) a cash flow statement that will show in reasonable detail the receipts and disbursements projected for the fiscal year as well as any anticipated cash surplus or deficiency, and (iii) any contemplated borrowings for the fiscal year.

         C. the expenditure during any fiscal year of the Corporation, whether by purchase, lease or otherwise, for securities, other capital assets or in connection with entering into any joint venture, partnership or consortium arrangement, of an amount in excess of $5,000,000, provided, however, that such restrictions shall not apply to expenditures included in the Budget for such fiscal year approved by the Board of Directors in accordance with Subsection B or for capital expenditures which, in the aggregate, do not exceed by five percent (5%) the amount contained in the Budget for capital expenditures;

         D. a merger or other business combination or the sale, lease, transfer or other disposition of all or any material portion of the assets of the Corporation, whether by a single transaction or a series of related transactions. For purposes of this subsection, any portion of the assets of the Corporation accounting for 10% or more of the gross revenue or net asset value of the Corporation shall be deemed to be material;

         E. the creation of an encumbrance on any material portion of the assets of the Corporation or on any of the capital stock of any Subsidiary, other than (i) security interests arising in connection with actions not requiring approval under Subsections G or M, below,
         (ii) encumbrances not requiring the consent of the Corporation, and
         (iii) any encumbrance in existence, or required under agreements in existence, as of March 21, 1996. For purposes of this subsection, any portion of the assets of the Corporation accounting for 10% or more of the gross revenues or net asset value of the Corporation shall be deemed material. For the purpose of this subsection, the term "encumbrance" shall mean any interest or equity of any person (including any right to acquire, option or right of pre-emption), voting arrangement, mortgage, charge, pledge, bill of sale, lien, deposit, hypothecation, assignment or any other encumbrance, priority or security interest or arrangement or interest under any contract or trust or any other third party interest of whatever nature over or in the relevant property;

         F. transactions with (i) a shareholder of the Corporation or of any Subsidiary, (ii) a member of the immediate family of any such shareholder, or (iii) any entity controlled by, controlling or under common control with any such shareholder (the persons and entities in (i)-(iii) being referred to herein as "Related Parties") and any action permitting any Subsidiary to enter into a transaction with any one or more Related Parties;

         G. the issuance by the Corporation of, third party debt if as a result thereof, the aggregate principal balance of all third party debt owed by the Corporation, not including trade credit extended to the Corporation in the normal course of business, would exceed U.S. $25,000,000;

         H. the issuance by the Corporation of any capital stock other than (i) in connection with the issuance of capital stock which underlies convertible debt, which convertible debt was previously approved pursuant to subsection G or did not require approval thereunder, (ii) issuance of Common Stock pursuant to conversion of the Series B Preferred Stock, (iii) in an initial public offering at an equity valuation, including any shares of preferred stock then outstanding, in excess of $225,000,000;

         I. the declaration of dividends or other distributions on outstanding capital stock of the Corporation;

         J. the repurchase or redemption of any capital stock of the Corporation or the taking of any action that would cause an adjustment in the Conversion Ratio under Sections 4(D)(4), 4(D)(5) or 4(D)(6) of
         Article IV, except for any mandatory redemptions referenced in Article IV;

         K.      the dissolution or liquidation of the Corporation;

         L. amending the Certificate of Incorporation or Bylaws other than in connection with an issuance of capital stock permitted under subsection H,;

         M. the giving of any guarantee or indemnity, other than (i) in connection with indebtedness permitted under subsection G of this
         Article VIII and (ii) in the normal course of business in relation to the purchase or supply of goods or services;

         N. the election or removal of the Chief Executive Officer or the Chairman of the Board;

         O. the entering into, varying the terms of or termination of any contract of employment of any director of the Corporation or of any executive whose aggregate salary exceeds $100,000 per annum;

         P. the changing of the auditors, the fiscal year end date or the registered office of the Corporation;

         Q. settling or otherwise resolving any claim by or against the Corporation with respect to income taxes or any other type of tax, for which the amount in dispute is greater than $250,000;

         R. the commencement, prosecution, or compromise by the Corporation of any legal or arbitration proceedings, other than (i) routine debt collection (ii) any claim the amount in dispute under which is less than $250,000 (iii) actions by the Corporation against its shareholders, (iv) counterclaims and cross-claims in actions brought against the Corporation, and (v) any settlement involving expenditure by the Corporation of less than $250,000; and

         S. the taking of any steps to have the Corporation wound up, or voluntarily taking advantage of any provisions of any applicable bankruptcy laws.


                                   ARTICLE IX

                         LIMITED LIABILITY OF DIRECTORS

         The personal liability of a director of the Corporation or its shareholders for monetary damages for breach of duty as a director shall be limited to an amount that is not less than the compensation received by the director for serving the Corporation during the year of the violation if such breach did not
(A) involve a knowing and culpable violation of law by the director; (B) enable the director or an Associate (as defined herein) to receive an improper personal economic gain; (C) show a lack of good faith and a conscious disregard for the duty of the director to the Corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the Corporation; (D) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the Corporation; or (E) create liability under an applicable provision of the laws of the State of New York which cannot be limited or made inapplicable by this Article. For purposes hereof, "Associate" of a director means (A) any Corporation or organization of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of voting stock; (B) any trust or other estate in which such person has at least a ten percent beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (C) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.


                                   ARTICLE X

                                INDEMNIFICATION

         Section 1.  Definitions.  As used in this Article XI:

         A. "Agent" means any person who is or was an agent of the Corporation and any person who, while an agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another Enterprise.

         B. "Corporation" includes any domestic or foreign predecessor entity of the Corporation in a merger, consolidation or other transaction in which the predecessor's existence ceased upon consummation of such transaction.

         C. "Director" means any person who is or was a director of the Corporation and who, while a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another Enterprise or as a fiduciary of an employee benefit plan or trust maintained for the benefit of employees of the Corporation or employees of any other Enterprise.

         D. "Eligible Outside Party" means any person who, although not a shareholder, director, officer, employee or agent of the Corporation, is or was serving solely at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another Enterprise.

         E. "Employee" means any person who is or was an employee of the Corporation and any person who, while an employee of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another Enterprise or as a fiduciary of an employee benefit plan or trust maintained for the benefit of employees of the Corporation or employees of any other Enterprise.

         F. "Enterprise" means any other foreign or domestic Corporation, partnership, joint venture, trust or other enterprise, other than an employee benefit plan or trust.

         G.      "Expenses" include attorneys' fees.

         H. "Officer" means any person who is or was an officer of the Corporation and any person who, while an officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another Enterprise or as a fiduciary of an employee benefit plan or trust maintained for the benefit of employees of the Corporation or employees of any other Enterprise.

         I. "Party" includes a person who was, is, or is threatened to be made, a defendant or respondent in a proceeding.

         J. "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and shall include any appeal therein.

         K. "Shareholder" means any person who is or was a shareholder of the Corporation and any person who, while a shareholder of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another Enterprise.

         Section 2.  Scope of Indemnification.

         A. Except as otherwise provided in this Article X or in the laws of the State of New York, the Corporation shall indemnify any person made a Party to any Proceeding, other than an action by or in the right of the Corporation, by reason of the fact that he, or the person whose legal representative he is, is or was a shareholder, director, officer, employee or agent of the Corporation, or an Eligible Outside Party, against judgments, fines, penalties, amounts paid in settlement and reasonable Expenses actually incurred by him, and the person whose legal representative he is, in connection with such Proceeding. The Corporation shall not so indemnify any such person unless (1) such person, and the person whose legal representative he is, was successful on the merits in the defense of any proceeding referred to in this subsection, or (2) it shall be concluded as provided in subsection C of this
Section 2 that such person, and the person whose legal representative he is, acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation, or in the case of a person serving as a fiduciary of an employee benefit plan or trust, either in the best interests of the Corporation or in the best interests of the participants and beneficiaries of such employee benefit plan or trust and consistent with the provisions of such employee benefit plan or trust and, with respect to any criminal action or proceeding, that they had no reasonable cause to believe his conduct was unlawful, or (3) the court, on application as provided in subsection D of this
Section 2, shall have determined that in view of all circumstances such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine; except that, in connection with an alleged claim based upon his purchase or sale of securities of the Corporation or another Enterprise, which he serves or served at the request of the Corporation, the Corporation shall only indemnify such person after the court shall have determined, on application as provided in subsection D of this Section 2, that in view of all the circumstances such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith or in a manner which he did not reasonably believe to be in the best interests of the Corporation or of the participants and beneficiaries of such employee benefit plan or trust and consistent with the provisions of such employee benefit plan or trust, or, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

         B. Except as otherwise provided in this Article X or in the laws of the State of New York, the Corporation shall indemnify any person made a Party to any Proceeding, by or in the right of the Corporation, to procure a judgment in its favor by reason of the fact that he, or the person whose legal representative he is, is or was a Shareholder, director, officer, employee or agent of the Corporation, or an Eligible Outside Party, against reasonable Expenses actually incurred by him in connection with such proceeding in relation to matters as to which such person, or the person whose legal representative he is, is finally adjudged not to have breached his duty to the Corporation, or where the court, on application as provided in subsection D of this Section 2, shall have determined that in view of all the circumstances such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine. The Corporation shall not so indemnify any such person for amounts paid to the Corporation, to a plaintiff or to counsel for a plaintiff in settling or otherwise disposing of a Proceeding which is settled or otherwise disposed of without court approval.

         C. The conclusion provided for in subsection A of this Section 2 may be reached by any one of the following: (1) The Board of Directors of the Corporation by a consent in writing signed by a majority of those directors who were not Parties to such Proceeding; (2) independent legal counsel selected by a consent in writing signed by a majority of those directors who were not Parties to such Proceeding; (3) in the case of any Employee or Agent who is not an officer or Director of the Corporation, the Corporation's general counsel with respect to any matter for which the amount to be indemnified hereunder is less than $100,000; or (4) the shareholders of the Corporation by the affirmative vote of at least fifty-five percent (55%) of the voting power of shares not owned by Parties to such Proceeding, represented at an annual or special meeting of Shareholders, duly called with notice of such purpose stated. Such person shall also be entitled to apply to a court for such conclusion, upon application as provided in subsection D, even though the conclusion reached by any of the foregoing shall have been adverse to him or to the person whose legal representative he is.

         D. Where an application for indemnification or for a conclusion as provided in this Section 2 is made to a court, it shall be made to the court for the judicial district where the principal office of the Corporation is located. The application shall be made in such manner and form as any be required by the applicable rules of the court, or in the absence thereof, by direction of the court.

The court may also direct that notice be given in such manner as it may require at the expense of the Corporation to the Shareholders of the Corporation and to such other persons as the court may designate. In the case of an application to a court in which a Proceeding is pending in which the person seeking indemnification is a Party by reason of the fact that he, or the person whose legal representative he is, is or was serving at the request of the Corporation as a Director, partner, trustee, Officer, Employee or Agent of another Enterprise, or as a fiduciary of an employee benefit plan or trust maintained for the benefit of employees of any other enterprise, timely notice of such application shall be given by such person to the Corporation.

         E. Expenses which may be indemnifiable under this section incurred in defending a proceeding may be paid by the Corporation in advance of the final disposition of such proceeding as authorized by the Board of Directors upon agreement by or on behalf of the Shareholder, Director, Officer, Employee, Agent or Eligible Outside Party, or his legal representative, to repay such amount if he is later found not to be entitled to indemnification by the Corporation as authorized in this Article X.

         F. The Corporation shall not indemnify any Shareholder, Director, Officer, Employee, Agent or Eligible Outside Party, other than a Shareholder, Director, Officer, Employee, Agent or Eligible Outside Party who is or was serving at the request of the Corporation as a Director, Officer, partner, trustee, Employee or Agent of another enterprise, against judgments, fines, penalties, amounts paid in settlement and expenses to an extent either greater or less than the authorized in this Article X. Notwithstanding the foregoing, the Corporation may procure insurance providing greater indemnification and may share the premium cost with any Shareholder, Director, Officer, Employee, Agent or Eligible Outside Party on such basis as may be agreed upon.

         Section 3. Validity. If this Article X or any portion thereof shall be invalidated on any grounds by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Director, Officer, Employee, Agent and Shareholder of the Corporation as to expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, a grand jury proceeding any action, suit or proceeding by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article X that shall not have been invalidated, by the Business Corporation Law of New York or by any other applicable law.


         IN WITNESS WHEREOF, we have subscribed this document as the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.




March 25, 1996
Washington, D.C.


                                        ------------------------
                                        Vice President


                                        ------------------------
                                        Secretary